EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING
ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D. Such transactions involved the sale of shares on the NASDAQ Global Market. The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date. The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
6/21/20111	Sale	$12.0614	2108
6/22/20112	Sale	12.0401	3007
6/24/20113	Sale	12.2309	52610
6/27/2011	Sale	12.0500	200
7/7/20114	Sale	12.0777	1300
7/8/20115	Sale	12.0789	4877
7/13/20116	Sale	12.0675	1802
7/19/20117	Sale	12.0510	3641
7/20/20118	Sale	15.0911	87126

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1 This transaction was executed in multiple trades at prices ranging from $12.00 - 12.08.
2 This transaction was executed in multiple trades at prices ranging from $12.00 - 12.08.
3 This transaction was executed in multiple trades at prices ranging from $12.05 - 12.40.
4 This transaction was executed in multiple trades at prices ranging from $12.05 - 12.11.
5 This transaction was executed in multiple trades at prices ranging from $12.06 - 12.10.
6 This transaction was executed in multiple trades at prices ranging from $12.00 - 12.10.
7 This transaction was executed in multiple trades at prices ranging from $12.05 - 12.07.
8 This transaction was executed in multiple trades at prices ranging from $14.92 - 15.50.